Exhibit 10.5

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement entered into as of December 16, 2008 (this “Amendment”), between Stephen R. Lee, Ph.D. (“Employee”) and OraSure Technologies, Inc., a Delaware corporation (the “Company”).

WHEREAS, the parties have previously entered into an Employment Agreement, dated as of September 23, 2005 (the “Original Agreement”) and desire to amend the Original Agreement as more fully set forth herein.

NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

1. Expenses. Section 3.5 of the Original Agreement is hereby amended to add the following sentence to the end of such Section:

“All reimbursements under this Section 3.5 will be made as soon as practicable after submission of any required documentation, in compliance with the Company’s reasonable policies relating to expense reimbursement; provided, however, that all reimbursements will be made no later than the end of the calendar year after the calendar year during which the related expense is incurred.”

2. Termination.

2.1. Termination Upon Death or Disability. Section 6.1 of the Original Agreement is hereby amended and restated as follows:

“6.1 Termination Upon Death or Disability. Employee’s employment under this Agreement shall terminate immediately upon Employee’s death or Disability. The term “Disability” means Employee is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.”

2.2. Termination by Employee With Good Reason. Section 6.4 is hereby amended and restated as follows:

“6.4 Termination by Employee With Good Reason. Employee may terminate his employment under this Agreement for Good Reason; provided that (i) Employee gives written notice to the Board of Directors within 90 days of the event constituting Good Reason; (ii) the Company has not cured the event giving rise to such notice within 30 days of receipt of Employee’s notice; and (iii) such termination of employment occurs not less than two years after the occurrence of the event constituting Good Reason. The term “Good Reason” shall mean any of the following: (a) a material breach of this Agreement by the Company; (b) a material diminution in Employee’s base compensation or authority, duties or responsibilities; (c) a material diminution in the authority, duties or responsibilities of the person to whom Employee reports, including a change in Employee’s reporting obligation from the Board of Directors to another employee of the Company, if applicable; (d) a material diminution of the budget over which Employee exercises control; or (e) a material change in Employee’s job location.”

2.3. Definitions. Section 6.7 is hereby amended and restated as follows:

“6.7 Definitions. For purposes of this Agreement, the term “Change of Control Period” shall mean the period which begins on the occurrence of a Change of Control and ends 18 months thereafter. For purposes of this Agreement, the term “Change of Control” shall mean a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”); provided, however, that a change of control shall only be deemed to have occurred at such time as (i) any person, or more than one person acting as a group within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and the regulations issued thereunder, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; (ii) any person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock; (iii) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iv) a person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions.”

2.4. Termination Without Cause, Upon Good Reason, or After a Change of Control. Section 6.8.2 of the Original Agreement is hereby amended and restated as follows:

“6.8.2 Termination Without Cause, Upon Good Reason, or After a Change of Control. In the event of a termination of Employee’s employment with the Company pursuant to Section 6.4, 6.5 or 6.6, Employee: (i) shall be paid all salary pursuant to Section 3.1 through the date of termination and any bonus that has been approved by the Board of Directors or Compensation Committee prior to the date of termination but not yet paid; (ii) shall (A) if such termination is for Good Reason pursuant to Section 6.4 or without Cause pursuant to Section 6.5 and does not occur during a Change of Control Period, be paid a lump sum equivalent to 12 months of Employee’s annual salary, or (B) if such termination is for Good Reason pursuant to Section 6.4 or without Cause pursuant to Section 6.5 and occurs during a Change of Control Period or such termination is by Employee after a Change of Control pursuant to Section 6.6, be paid a lump sum equivalent to 24 months of the Employee’s annual salary; (iii) shall receive a cash bonus for the calendar year in which termination occurs equal to Employee’s target bonus for such year established pursuant to Section 3.2; and (iv) for a period of one year after the date of termination, shall receive benefits for Employee and/or Employee’s family at levels substantially equal to those which would have been provided to them in accordance with the plans described in Section 3.4 of this Agreement if Employee’s employment had not been terminated, including health, disability and life insurance, in accordance with the most favorable plans of the Company in effect during the 90-day period immediately preceding the date of termination (amounts payable under clauses (ii), (iii) and (iv) are collectively referred to as “severance”). Subject to Section 6.10, all payments will be made (or commence) under this Section 6.8 within 90 days after termination of employment hereunder.

As a condition to receipt of severance under this Section 6.8.2, within 30 days following termination of Employee’s employment, Employee shall sign and deliver a release agreement, in form and substance substantially as set forth in Exhibit C hereto, releasing all claims related to Employee’s employment. The severance shall be in lieu of and not in addition to any other severance arrangement maintained by the Company, and shall be offset by any monies Employee may owe to the Company. The Company’s obligation to pay the amounts stated in clauses (ii), (iii) and (iv) of this Section 6.8.2 shall terminate if, during the period commencing on termination of employment and continuing until all severance payments have been made by the Company, Employee fails to comply with the Confidentiality Agreement and such failure would constitute a material breach of this Agreement under Section 5 hereof.”

2.5. New Provisions. The following new provisions are hereby added to the Original Agreement:

“6.9 Health Insurance. In the event of a termination of Employee’s employment as a result of a Disability or pursuant to Sections 6.4, 6.5 or 6.6, Employee shall be entitled, at Employee’s election upon written notice to the Company, to receive medical and dental insurance coverage for Employee and his or her family pursuant to the health plan or plans offered by the Company to other senior executives. Such insurance coverage shall be at Employee’s sole cost (except as otherwise provided in Section 6.8.2(iv)) and shall be available to Employee and Employee’s family for the longer of Employee’s or his or her spouse’s lifetime; provided that the Company shall only be required to provide medical and dental coverage pursuant to this Section 6.9 to the extent the Company is self insured for such coverage or coverage for former employees is available on reasonable terms (as determined by the Company) by the Company’s provider(s) of medical and dental coverage. This Section 6.9 shall be binding on the Company or any successor or assignee of the Company.”

“6.10 Specified Employee. If Employee was a ‘specified employee’ within the meaning of Code Section 409A at the time of Employee’s termination of employment and any payment under this Section 6 would otherwise subject Employee to any tax, interest or penalty imposed under Code Section 409A (or any regulation promulgated thereunder) if the payment or benefit would commence as set forth in this Section 6, then the payment due under this Section 6 shall not be made (or commence) until the first day which is at least six months after the date of the Employee’s termination of employment. All payments, which would have otherwise been required to be made to Employee over such six month period, shall be paid to Employee in one lump sum payment as soon as administratively feasible after the first day which is at least six months after the date of Employee’s termination of employment with the Company.”

2.6. Transitional Services Agreement. The form of Transitional Services Agreement set forth in Exhibit B to the Original Agreement is hereby deleted.

3. Golden Parachute Excise Tax.

3.1. Gross-Up Payment. Section 10(b) of the Original Agreement is hereby amended to add the following sentence to the end of such Section:

“All Gross-Up Payments, Underpayments or other payments under this Section 10 shall be made as soon as practicable after the amount is determined by the Accounting Firm, but no later than the end of the calendar year following the calendar year during which Employee (or the Company) paid the related Excise Tax.”

3.2. Procedures With Respect to IRS Claims. Section 10(d) of the Original Agreement is hereby amended to add the following sentence to the end of such Section:

“All reimbursements of costs or expenses under this Section 10 shall be made to Employee as soon as practicable, but no later than the end of the calendar year following the calendar year during which such cost or expense is incurred.”

4. Effect of Amendment. Except as amended hereby, the Original Agreement shall remain in full force and effect. All references to the “Agreement” shall hereafter be deemed to mean the Original Agreement as amended by this Amendment.

5. Counterparts and Facsimiles. This Amendment may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

6. Governing Law. This Amendment shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regards to the application of the principles of conflicts of laws.

The parties have executed this Amendment as of the date indicated above.

ORASURE TECHNOLOGIES, INC.

/s/ Stephen R. Lee	By:	/s/ Douglas A. Michels
Stephen R. Lee, Ph.D.
	Title:	President and CEO

	Name:	Douglas A. Michels